Exhibit 10.5

SunTrust Banks, Inc.
2009 Stock Plan

Salary Share Name of Grantee:	Stock Unit Agreement [Name of Grantee]

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) and in accordance with the SunTrust Banks, Inc. 2009 Stock Plan (“Plan”), has determined that going forward and until the Committee determines otherwise Grantee’s base salary will be payable partly in cash and partly in stock units. The Committee therefore grants these stock units (the “Stock Units”) to Grantee as a periodic payment of the stock portion of Grantee’s salary, net of applicable withholdings and other deductions. Beginning with the first full biweekly pay period that commencing January 1, 2011, and continuing thereafter until the Committee determines otherwise, Executive’s total base salary on a semi-monthly basis shall be $[ ], of which $[ ] shall be paid in cash and the remainder of which shall be paid in Stock Units, in each case net of applicable withholdings and other deductions. Each Stock Unit represents the right to receive a payment in cash equal to the Fair Market Value of SunTrust Common Stock, $1.00 par value, at a future date and time, subject to the terms of this Salary Share Stock Unit Agreement. This Salary Share Stock Unit Agreement (the “Salary Agreement”) evidences this grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the SunTrust Banks, Inc. 2009 Stock Plan (the “Plan”).

The number of Stock Units to be paid to Executive as part of Executive’s semi-monthly salary shall be determined in the following manner: First, the salary amount to be paid in Stock Units shall be divided by the reported closing price on the New York Stock Exchange (“NYSE”) for a share of SunTrust common stock on the pay date for the relevant pay period (or, if not a NYSE trading day, on the immediately preceding such trading day) to determine the gross number of Stock Units to be awarded to Grantee. Next, the dollar amount of applicable tax withholdings and other deductions shall be determined, and shall be divided by the reported closing price on the NYSE for a share of SunTrust common stock on the pay date for the relevant pay period (or, if not a NYSE trading day, on the immediately preceding such trading day) to determine the number of Stock Units to be retained and cancelled by the Company in lieu of such taxes and other deductions. Finally, an account shall be credited on behalf of Grantee for the net amount of Stock Units described in the preceding two sentences.

§ 1. EFFECTIVE DATE. The Stock Units to be delivered pursuant to this Agreement shall be deemed granted as of each respective semi-monthly pay date (the (“Grant Date”). Except as otherwise provided in this Agreement, Grantee’s salary shall be payable in accordance with SunTrust’s regular payroll practice for similarly situated employees, as in effect from time to time.

§ 2. VESTING. Once awarded, the Stock Units will be fully vested and not subject to the risk of forfeiture or any requirement of future service.

§ 3. GRANTEE’S RIGHTS PRIOR TO PAYMENT.

(a) The Stock Unit award will not include any rights to receive dividends or dividend equivalents.

(b) Nothing in the Plan, this Agreement, or the Stock Units shall be construed to give the Grantee any rights as a shareholder of SunTrust, including the right to vote or receive dividends. The Grantee shall be an unsecured general creditor of SunTrust with respect to any cash payment relating to Stock Units, and any payment provided pursuant to this Agreement shall be made from SunTrust’s general assets.

(c) The Stock Units may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered. If Grantee is deceased at the time the Stock Units are settled, SunTrust will make such payment to the executor or administrator of Grantee’s estate or to Grantee’s other legal representative as determined in good faith by SunTrust.

§ 4. PAYMENT OF AWARD. Each such Stock Unit award will be settled in cash on the Settlement Date. The “Settlement Date” shall mean the earlier of: (a) March 15, 2012; (b) the date of Grantee’s death; or (c) the date SunTrust repays all of its obligations under the Troubled Asset Relief Program (other than common stock purchase warrants). The amount to be paid on settlement of the Stock Units will be equal to the number of Stock Units being settled multiplied by the reported closing price on the NYSE for a share of SunTrust common stock on the settlement date (or, if not a NYSE trading day, on the immediately preceding such trading day). The value of the Stock Units shall be paid in a cash lump sum on the Settlement Date. For purposes of this § 4, the value of each Stock Unit will equal the Fair Market Value of a share of Stock on the Settlement Date.

§ 5. WITHHOLDING. Upon the payment of any Stock Units, SunTrust’s obligation to deliver cash to settle the Stock Units shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state, and local requirements. The Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of such payment. Where Grantee has not previously satisfied all applicable withholding tax obligations, SunTrust will, at the time the tax withholding obligation arises in connection herewith, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by the Company in connection therewith from any amounts then payable hereunder to Grantee. If any withholding is required prior to the time amounts are payable to Grantee hereunder, the withholding will be taken from other compensation then payable to Grantee or as otherwise determined by SunTrust.

§ 6. NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Salary Agreement or any related material shall give the Grantee the right to continue in the employment of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee’s employment with or without cause at any time.

§ 7. OTHER LAWS. Notwithstanding anything in the Agreement, SunTrust will not be required to comply with any term or condition of the Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over SunTrust or any of its subsidiaries. In particular, SunTrust shall have the right to refuse to pay any amount or under this Salary Agreement if SunTrust acting in its absolute discretion determines that the payment of such amount, issuance or transfer of such Stock might violate any applicable law or regulation.

§ 8. MISCELLANEOUS.

(a) This Salary Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Salary Agreement. If the Plan and this Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and the Company.

(b) The Plan and this Salary Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c) Any written notices provided for in this Salary Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by SunTrust’s records and, if to SunTrust, at SunTrust’s principal executive offices.

(d) It is the intention of the parties that this Agreement and the awards made pursuant to the Agreement comply with the provisions of Section 409A of the Internal Revenue Code to the extent, if any, that such provisions are applicable to the Agreement, and the Agreement will be administered by SunTrust in a manner consistent with this intent. If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Grantee agrees that SunTrust may, without the consent of Grantee, modify the Agreement and the awards made pursuant to this Agreement to the extent and in the manner SunTrust deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that SunTrust deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

(e) If one or more of the provisions of this Salary Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed retroactively to permit this Salary Agreement to be construed so as to foster the intent of this Salary Agreement and the Plan.

(f) This Salary Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Salary Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

SUNTRUST BANKS, INC.

Authorized Officer